Transcript of
Winthrop Realty Trust (FUR)
First quarter 2010
Financial Results Earnings Call
May 6, 2010

Participants

Beverly Bergman –Vice President/ Director of Inv Relations – Winthrop Realty Trust
Michael Ashner – Chairman and CEO – Winthrop Realty Trust
Thomas Staples – Chief Financial Officer – Winthrop Realty Trust
Carolyn Tiffany – President – Winthrop Realty Trust

Presentation

Operator
Greetings, and welcome to the Winthrop Realty Trust First Quarter 2010 Financial Results Earnings Call.   At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Beverly Bergman, Vice President and Director of Investor Relation for Winthrop Realty Trust.  Thank you Ms. Bergman, you may begin.

Beverly Bergman – Vice President and Director of Investor Relations – Winthrop Realty Trust
Thank you, Melissa.  Good afternoon everyone and welcome to the Winthrop Realty Trust conference call to discuss our first quarter 2010 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer and other members of the management team.

This morning May 6th, we issued a press release and posted on our website supplemental financial information, both of which will be furnished on our Form 8-K with the SEC.  Both the press release and the supplemental financial information are available on our website at www.winthropreit.com.

The press release can be found in the News and Events section and the supplemental financial information in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can also access on the site’s News and Events section.

At this time, management would like me to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time-to-time in our filings with the SEC.  We do not undertake a duty to update any forward-looking statements.

Please note that in the press release we have reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements.  This can be found in the FFO table of the press release.

I’d now like to turn the call over to Carolyn Tiffany.  Carolyn?

Carolyn Tiffany – President – Winthrop Realty Trust
Thank you, Beverly.  Good afternoon, everyone. Again, thank you for joining us on our conference call today.  As you know, this morning we announced our financial results for the first quarter.

I will initially discuss the results of the company’s operations before turning the call over to Tom Staples, our Chief Financial Officer to discuss the company’s financial results.

After Tom concludes, Michael Ashner, our Chief Executive Officer and Chairman will discuss our acquisition efforts to date.

As Tom will discuss later in detail, we are pleased to report earnings of $4.1 MILLION for the first quarter 2010.

Over this last quarter, we have addressed our debt maturities.  We obtained a two-year extension of the $9.3 MILLION loan on our River City property which now matures in April 2012. The terms of the extension require monthly payments of interest only at a fixed rate of 6% through March 2011 increasing to 6.25% through maturity.

The extension was subject to a $200,000 principal payment which was made in March 2010 and requires an additional $200,000 principal payment in March 2011.

We have obtained extensions for all of the debt maturing in 2010 on our equity investment.  Three mortgage loans secured by four Marc Realty properties with an aggregate outstanding balance of approximately $29 MILLION were refinanced.  One of the mortgage loans in the amount of $5.5 MILLION was extended through February 2011 on its existing terms. The remaining two mortgage loans amounting to $23.6 million were extended through February 2013 at LIBOR plus 275 with a minimum rate of 4.25%.  The refinancing of the mortgage loan also required a $1.3 MILLION principal payment of which the company’s share was $650,000 and which was made in April 2010.

During the remainder of 2010, we have no debt maturing other than the Key Bank loan with an outstanding balance of $23.4 MIILLION collateralized by 14 properties and for which we have the right to extend for one year through June 2011.  We’ve notified Key Bank of our intent to do so.

During the first quarter as discussed in our prior call there was significant positive leasing activity at our Jacksonville, Florida; Andover, Massachusetts and Burlington, Vermont properties which are now fully re-leased.

With these new leases, our consolidated assets are 96.1% occupied.  Since the additional leasing was completed during the quarter, the full economic impact of the leases is not reflected in this quarter’s earnings.

As you know, the lease on our 1 million square foot property in Churchill, Pennsylvania expires in December 2010 and we had been in discussions with the tenant about our ongoing issues concerning the property’s condition.

We have been unable to reach resolution with CBS and Viacom, the obligors under the lease as to their collective contractual restoration obligations relating to the severe disrepair of the property.  Accordingly, we’ve advised CBS and Viacom that we will be seeking damages in excess of $29 million in view of the year-end lease termination.

We continue to aggressively market for lease or sale five buildings containing 229,000 square feet currently leased to Kroger which previously notified us of its intention not to exercise its renewal options.

We are awaiting the results of an independent third party valuation to determine the purchase price of the Athens, Georgia property for which Kroger did exercise its purchase option and expect that the sale will be consummated during the fourth quarter of 2010.

The Marc Realty portfolio had a blended average occupancy rate of 83.5% at March 31, 2010.  There is no debt maturing on the Marc properties in 2010, approximately $30 million maturing in 2011 and $64 million maturing between 2012 and 2017.

Winthrop’s three Sealy venture properties with 2.1 million rentable square feet comprise two properties located in Atlanta, Georgia and one in Nashville, Tennessee.

The two Georgia properties have experienced decline in occupancy due to a soft market and these properties are being marketed for lease.  Average occupancy at the three properties as of March 31, 2010 was 79.5%.

During the quarter, we sold at par a $3 million senior 8% sub-participation interest in the Siete Square loan and retained a $4.2 million junior 10.4% sub-participation interest.  With respect to the retained interest, if the loan is satisfied at its discounted pay-off amount of $5.5 million, it will result in us receiving an effective yield of 19.4% on the investment.

We continue to see strong returns from the sale of our REIT Securities which generated over $11.4 million of net proceeds during the period ended March 31, 2010.  Our loans receivable and loans securities consist of approximately $26 million invested in various types of loans that are secured by quality assets in major cities with principal outstanding net of any borrower discounted pay-off option of approximately $50 million.  The portfolio generated interest earnings of $2.6 million for the first quarter of 2010.

Our balance sheet remains strong with liquid assets of over $122 million and as Michael will discuss, we look forward to taking advantage of investment opportunities. Now, I’ll turn the call over to Thomas Staples.  Tom?

Thomas Staple – Chief Financial Officer – Winthrop Realty Trust
Thank you, Carolyn.  Good afternoon, everyone.  In addition to an overview of our financial results, I will briefly review highlights for each of our business segments.  And again, we have furnished a quarterly supplemental report which you can access on our website’s Investor Relations section.

For the quarter ended March 31, 2010, we reported net income of $4.1 million or $0.20 per common share compared with a net loss of $22.4 million or $1.42 per common share for the quarter ended March 31, 2009.

In the three-month period ended March 31, 2010 we recognized an improvement in operating results from our REIT Securities in loan assets business segments.  During Q1 2010 we recognized $695,000 of realized gains and $2.5 million of unrealized gains from our REIT Securities and increased interest earnings by $2.1 million on our loan assets.

The prior period loss for the three months ended March 31, 2009 was primarily due to a $17.7 million loss attributable to our investment in Lex-Win Concord and an $11.2 million unrealized loss on securities carried at fair value during the 2009 period.

Total FFO for the first quarter of 2010 was $7.9 million or $0.37 per common share compared with a negative FFO of $19.3 million or a loss of $1.22 per common share for the first quarter of 2009.  The increase in FFO is due to the same factors which impacted our net earnings noted earlier.

Adjusting FFO for certain items that affect comparability, FFO for the quarter ended March 31, 2010 was unchanged at $7.9 million or $0.37 per common share compared with negative FFO of $4 million or a loss of $0.25 per common share for the quarter ended March 31, 2009.

With respect to our operating properties business segment, net operating income was $6.3 million for the three months ended March 31, 2010 compared with $7.6 million for the three months ended March 31, 2009.

The decrease in net operating income from our consolidated operating properties was the result of decreased rents and reimbursements of $1,135,000 increased operating expenses of $100,000 and increased real estate tax expenses of $47,000.

The rental income decrease consisted of a $369,000 decrease in rents at our Andover, Massachusetts property due to the prior lease expiration which space has been fully re-leased effective March 18, 2010.

Additionally, contributing to the rental decline was a $340,000 decrease in rent from our Plantation, Florida property due to the decrease or reduced rent pursuant to the April 2009 restructuring in 10-year extension of this lease.

Also, a $158,000 decrease in rents at our Jacksonville, Florida property due to the loss of two tenants in 2009 which space has been fully re-leased effective February 1, 2010 and as well a decrease of $131,000 in rents and reimbursements from our Lisle, Illinois properties due to a decrease in average occupancy in some of the properties.

The increase in operating expenses and real estate taxes relates primarily to leases at the Andover, Massachusetts and the Burlington, Vermont properties which are no longer on a triple net lease basis.

Equity losses from our non-consolidated Sealy venture operating properties increased by a $121,000.  The increase in the loss was primarily the result of an $88,000 increase in losses from the Sealy equity investments located in Atlanta, Georgia, which experienced a decrease in occupancy at March 31, 2010 from March 31, 2009.  We received cash distributions of $104,000 from the Sealy investments for the three months ended March 31, 2010.

These decreases were partially offset by $76,000 of income in 2010 representing our share of operations from our 12 Marc Realty equity investments for the three months ended March 31, 2010.  We received cash distributions of $486,000 from our Marc Realty equity investments during the three months ended March 31, 2010.

With respect to our loan assets and loan securities business segment, net operating income was $2.5 million for the three months ended March 31, 2010 compared to a net loss of $16.7 million for the three months ended March 31, 2009.

The $19.2 million increase in net operating income was primarily due to a $17.7 million reduction in losses recognized on our equity investment at Lex-Win Concord.  Interest income on our loan assets increased by $2.1 Million primarily to income recognized on loan assets acquired in June and December of 2009.

Partially offsetting these increases was a $932,000 decrease in interest earnings from our preferred equity investment in Marc Realty as a result of the July 1, 2009 restructuring of this investment now considered an equity investment in our operating properties portfolio.

With the respect to our REIT securities business segment, net operating income was $3.4 million for the three months ended March 31, 2010 compared with a net operating loss of $9.9 million for the three months ended March 31, 2009.  The $13.3 million increase in income for the period was primarily due to a $13.7 million swing in unrealized gains and securities carried at fair value.  The 2009 results reflect an $11.2 Million unrealized loss compared to the 2010 results reflecting an unrealized gain of $2.5 million.  Additionally we recognized a $695,000 realized gain on the sale of securities carried at fair value for the three months ended March 31, 2010 as compared to a loss of $87,000 recognize in the same period last year.

Partially offsetting this increase was a $613,000 unrealized loss on our loan securities held at fair value as well as a $627,000 decrease in interest and dividend income.

At March 31, 2010 we had cash, cash equivalents and restricted cash of $84.3 Million as compared to our December 31, 2009 balance of $76 Million.  This increase is primarily the results of $11.4 million of proceeds from the sales of securities carried at fair value.

Lastly, on April 15, 2010 we paid a regular quarterly cash dividend of $0.1625 per common share for the first quarter of 2010.  Now, I’ll turn the call over Michael Ashner, Michael?

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
Thank you, Tom.  We continue to believe and operate our business with a view that the problems affecting all commercial asset classes, from low demand to excessive debt have not been meaningfully resolved, creating an opportunistic real estate investment environment.  Consistent with that view, it is our belief that the ongoing weakness in operating fundamentals mandates a cautious investment focus suggesting that we concentrate our efforts in sourcing existing distress debt, providing either preferred equity or mezzanine funding for proposed borrow  recapitalizations and acquiring controlling positions in the existing portfolios.

In each instance, we seek to obtain meaningful risk adjusted returns on our investments while reducing our capital’s exposure through its seniority in each specific investment’s capital stock.  This has been our business model from more than 20 years.  This is what we know best and it’s where all of our past successes have come.

Opportunity does not fall from the sky nor does it generally arise through wide spread auctions.  Rather, it takes time and effort to set up an infrastructure which sources both market and off market transaction.

Since approximately November of 2009 we have spent considerable time, effort and capital, building an infrastructure which is just beginning to bear fruit. To that end we have maintained our liquidity in order to realize on these opportunities as they occur.

If the first two lessons of 20 years of opportunistic investing are create your own sourcing infrastructure maintaining your liquidity, the third is patience and discipline.  In each down cycle in which I have participated, I saw too much fresh capital lost by too many investors who dove into the market simply because assets had become cheaper.

The prudent investor is not unwilling to give up some return in exchange for the lower risk associated with stabilizing or improving fundamentals.  These are the three legs of our investment approach to this market.  Having said that, we are confident that we will start closing on opportunities in the near term.  With that let’s open it up to questions, operator.

Operator
Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * key, one moment while we poll for questions.

Our first question is from David Fick with Stifel Nicolaus please proceed with your question.

Dave Fick - Stifel Nicolaus
Good Afternoon.

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
Good afternoon.

Dave Fick - Stifel Nicolaus
You have a lot of dry powder and you’ve been dealing with a bunch of issues, Viacom and so forth but I’m just wondering where your focus will be in terms of getting that powder deployed now?  You explored a bunch of alternatives, you looked at anything and everything, I know that but do you think we’ll see something significant in the next quarter, the next two quarters sometime this year?

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
I believe you will start seen a significant ramp up in acquisitions probably and hopefully in this quarter certainly to the rest of the year.  What we’re focusing on I touched on it briefly let’s call it debt and preferred equity.  We are buying and sourcing debt that is fort mortgage debt, medicine debt as well as proving capital for borrowers in their re-capitalizations and that’s I would say that together with some level of control transactions with respect to private acuity portfolios that’s pretty much where you see us focus within likely will go back into probably trading real estate securities.

We’re not too interested in things that flip deals.  I mean, we're looking to have higher yields, be where we want to be in the capital stock, have the opportunity to either work with a borrower or an owner on a preferred basis or take the property.  That’s where we’re going.  And it really took us a lot of time to set up the infrastructure.  It took us at least, as I said November.

Dave Fick - Stifel Nicolaus
Okay and not to go back to part of the history again but any thoughts today about – I know you’ve Concord down to essentially zero, any recovery potential there or anything you’d like to talk about regarding the miss and your activities with regards to Peter Cooper Village or any of the other investment inside that?

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
I do believe there is a substantial possibility - I don’t want to get sued here, of some level of recovery from Concord.  There are a lot of pieces to it, the CDO is still there.  The CDO there and some other assets are there.  I do believe it will be some level of recovery form for both Lexington and our selves.  It will take work.  I wouldn’t say at this point any longer it’s a major distractions in our part, but you know I think you know how our corporate view is that in all situations if we think we have rights we pursue them.

Dave Fick - Stifel Nicolaus
Okay, what are you today Michael or Carolyn for that matter, losing sleep over?  What’s the thing that worries you the most about Winthrop today, where you sit today?

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
Well, I can speak for myself and I want Carolyn to weight in, the only thing I worry about is I don’t think any different than any real estate, publicly traded real estate CEO worries about and that is when our operating fundamentals going to turn around?  One can, if we’re getting top rates in what people pay for real estate at the end of the day, without being able to project when they turn around we all know that rents roll down.  We are a lagging industry and that we’re in a roll down period.  Operating expenses are more likely than not, particularly in view of municipal difficulties  throughout the nation to increase interest rates which is a big operating expense in leverage real estates.  It’s going to rise and we all worry about that, do I worry about it to the point where I am concerned that we’re going to lose properties?  No.  But I am concerned about it.  I don’t think that’s any different from any other CEO of a publicly-traded company that’s owns real estate assets.  But Carolyn may have a different view.  What are you worried about Carolyn?  Besides me?

Carolyn Tiffany – President – Winthrop Realty Trust
Well, I by nature am worry-wart as Michael will attest to but for me what I worry about is finding the opportunity so that we can deploy our capital or opportunities that make sense I guess as what I’m saying.  I’m surprised.  We see a lot out there and I’m surprised.  I think people are bidding in a lot of instances, they’re pricing in a recovery for which there is no evidence it exists.

Dave Fick - Stifel Nicolaus
They would say that maybe we’re getting an adjustment in expectation; REIT is down 5% as we speak.  On of your peers is down over 30%, you’re down 15% today so, my second to the last question is what do you think about Winthrop valuation?  What’s sort of an appropriate level - I know you have to be careful what you say, but how do you look at your equity value compared to what you think the underlying assets are worth and what do you think about today’s weakness and what it is driving at?

Carolyn Tiffany – President – Winthrop Realty Trust
We said historically that we believe the Marc Realty we will ultimately recover more than we’re turning out on the books for.  We’ve got our loan portfolio which as I mentioned we’ve invested $26 million after giving effect to borrow discounted payoff options at a par value of $50 million so I think that there is a lot of embedded value that’s not reflected in our real estate and all I can say about today is there is more sellers than buyers.

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
I can I add two points to that.  We have a rule in our firm; we never look at the stock price during the day.  We’re not allowed to.  We’re to think about our business of investing and running our real estate, we’re never; you know that David, we just do not look at our stock price.  Having said that, I’m not a seller of our stock at this price period end of story and that tells you something, there you are.

Dave Fick - Stifel Nicolaus
Alright, and then my last question is a detail – the quarter leases that are rolling this year, what’s your current handicapping of what’ll be vacated, sold what have you, and what are you going to do with those assets?

Carolyn Tiffany – President – Winthrop Realty Trust
Well, they five for which they told us that they’re not going to renew right now we’re in the process.  They’re in there through October of this year.  We’re in the process of marketing those, both for lease and for sale.  At this point now we say it’s too early to handicap.  Our preference would be to re-lease them.

Dave Fick - Stifel Nicolaus
And that will be it?  There’s no more evaluation going on?  You don’t have any further risk there beyond slot?

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
There may be some minimal amount of risk but nothing material to the company but it’s our goal actually do re-lease them not to sell them to tell you the truth.

Carolyn Tiffany – President – Winthrop Realty Trust
The only one of those for which I would say that the final valuation - would be the Athens, Georgia property which we’ve got held for sale, we’re carried on the books I think for about a little over $3 million.  That is subject to the purchase option and we have to wait for the independent appraiser to come through.  So that will be what will be but we’re not talking about big dollars in any event.

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
We’re not holding my feet to the fire.  I looked at the brokers – what the brokers suggested the market rents would be for the properties and in most case they’d be accretive to our position so we’re more interested in leasing the properties than we are in selling them right now.

Dave Fick - Stifel Nicolaus
Okay, I did have one another question you may or may not  want to answer and that is, are you still on a position that if need be you will go to war in Pittsburg with Viacom?

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
You know I knew you were going to be the one to ask me that question.  And since I knew that you would ask me that question, there’s a room full of lawyers ready to spring on me based on how I answer.  The answer is absolutely yes without a doubt, absolutely without a doubt.  There is no difference here and the pursuit of what it is we’re entitled to get and what it is we’re owed in this situation then there would be with respect to a distress mortgage where the borrower doesn’t want to pay, alright?

We feel very strongly here about this situation, what our rights our, how they’ve behaved and we intend to pursue our remedy vigorously, alright?

Dave Fick - Stifel Nicolaus
Without being argumentative or lawyerly, they’re a hell of a lot bigger than you are.

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
Well, that’s good.  So was Coral Icon and…

Dave Fick - Stifel Nicolaus
What limit you are you willing to put on your willingness to expense this effort?

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
You know what, when I have – you know, I’m the type of person that says that principle is important but you want to have to think of principle in the context of value, so this one is relatively clear that the costs involves with realizing what we believe we’re entitled to are de minimus in the context of what it is we’re talking about and we’re going to pursue it.  End of story.  I mean, we are adamant on that.

Dave Fick - Stifel Nicolaus
Good. Thanks.

Operator
Thank you.  Ladies and gentlemen please press * and 1 to ask the question at this time.

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
Dave took the wind out of everybody’s sails.

Operator
Mr. Ashner there are no questions left in the queue at this time, I would like to turn the floor back over to you for closing statements.

Michael Ashner – Chairman and Chief Executive Officer - Winthrop Realty Trust
Alright, again we thank you all for joining us, particularly David Fick who as always gets us to on all the touch pertinent topics.  As always, we appreciate your continued support. We welcome your input and questions concerning the company and its business at all times.  I look forward to seeing many of you at our annual meeting, which be held at the offices of KMZ Rosenman in New York City this coming Tuesday May 11, 2010 at 11 AM.  The time was selected so we have to for your lunch.  If you would like to receive additional information about us, please contact Beverly Bergman at our offices.  You can also find additional information about us on our website at www.winthropreit.com.  In addition, please feel free to contact Carolyn or myself or any other member of management at any time which you have questions.  I thank you all and have a good afternoon.

Operator
Thank you.  This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.